Brian Smith
503-672-5760
smithb@esi.com

ESI Announces Passing of Board Member John Medica

PORTLAND, Ore., October 18, 2017 -- Electro Scientific Industries, Inc. (Nasdaq:ESIO), an innovator in laser-based manufacturing solutions for the micro-machining industry, today announced that a member of its Board of Directors, John Medica, passed away on Friday, October 13, 2017. John had been a member of ESI’s Board since 2015 and was the chair of the Nominating and Corporate Governance Committee. His career had been spent in product development and operations leadership roles at major technology companies such as Apple Inc. and Dell Inc.

“We are deeply saddened by John’s passing," said Richard Wills, Chairman of the Board of ESI. "John was an inspiring leader and an insightful contributor to our Board and management team. He brought great value to our company and he will be greatly missed, both as a Board member and as a friend.”

About ESI, Inc.
ESI's integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI's laser-based manufacturing solutions feature the micro-machining industry's highest precision and speed, and target the lowest total cost of ownership. ESI is headquartered in Portland, Oregon, with global operations and subsidiaries in Asia, Europe and North America.
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